Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectuses of Hillevax, Inc. for the registration of common stock, preferred stock, debt securities, warrants or units, and to the incorporation by reference therein of our report dated March 17, 2023, with respect to the consolidated financial statements of Hillevax, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
May 12, 2023